Terex Reports Fourth Quarter and Full-Year 2025 Results

•Full-year sales of $5.4 billion
•Full-year operating margin of 8.8% and 10.4% as adjusted1
•Full-year EPS of $3.33 and adjusted1 EPS of $4.93
•Full-year free cash flow7 of $325 million or 147% cash conversion1
•Q4 bookings of $1.9 billion up 32% YOY
•2026 Outlook5: Sales of $7.5 billion to $8.1 billion and EBITDA7 of $930 million to $1 billion, up $100 million or 12% YOY on a pro forma13 basis with a 12.4% EBITDA margin at the midpoint

Norwalk, CT, February 11, 2026 -- Terex Corporation (NYSE: TEX), a global leader in specialized equipment solutions, serving essential sectors such as emergency services, waste and recycling, utilities, and construction, today announced its results for the fourth quarter and full-year 2025.

CEO Commentary
"We concluded a transformational year for Terex, with the successful integration of ESG and the initiation of the merger with REV, coupled with solid execution by our legacy businesses in a very dynamic environment. The team navigated multiple macro and market headwinds to deliver financial results in line with our original 2025 guidance, while transforming our portfolio for the long-term." said Terex President and Chief Executive Officer Simon Meester. He added, "I am very proud of our team adapting quickly to changes in trade policy and market dynamics throughout the year while continuing to innovate, improve operations and deliver exciting new products to our customers. We head into 2026 with considerable momentum from strong Q4 bookings and backlog levels. We will focus on execution, successfully integrating REV and delivering on our synergy targets."

Fourth Quarter Operational and Financial Highlights
•Bookings of $1.9 billion grew 32% year-over-year on a pro forma13 basis, including growth in all three segments, reflects a book-to-bill of 145%.
•Net sales of $1.3 billion in the fourth quarter of 2025 were 6.2% higher than the fourth quarter of 2024. Excluding ESG, our legacy revenue increased 5.4% year-over-year, driven by higher sales in Aerials and our Utilities business.
•Operating profit was $137 million, or 10.4% of net sales, compared to $53 million, or 4.3% of net sales, during the prior year. Adjusted1 operating profit was $123 million, or 9.3% of net sales for the fourth quarter of 2025, compared to $97 million, or 7.8% of net sales during the prior year. The higher year-over-year margin resulted from improvements in all three segments as cost productivity actions and higher volume in Environmental Solutions ("ES") and Materials Processing ("MP") more than offset higher tariff costs and other inflation.
•Net income was $63 million, or $0.95 per share, compared to $(2) million, or $(0.03) per share, in the fourth quarter of 2024. Adjusted1 net income was $74 million, or $1.12 per share for the fourth quarter of 2025, compared to $52 million, or $0.77 per share, in the fourth quarter of 2024.

Full-Year 2025 Operational and Financial Highlights
•Net sales of $5.4 billion for the full-year 2025 were 5.7% higher compared to $5.1 billion for the full-year 2024 as the addition of ESG offset declines in Aerials and MP. Excluding ESG, our legacy revenue decreased 11.0%.

•Operating profit was $475 million, or 8.8% of net sales for the full-year 2025, compared to $526 million or 10.3% of net sales in the prior year. Adjusted1 operating profit was $566 million, or 10.4% of net sales for the full-year 2025, compared to $582 million, or 11.3% of net sales in the prior year. The decrease was primarily driven by lower Aerials and MP sales volume, unfavorable manufacturing variances from deliberate production cuts and tariffs, partially offset by cost productivity actions, and the accretive addition of ESG.
•Net income for the full-year 2025 was $221 million, or $3.33 per share, compared to $335 million, or $4.96 per share, in the prior year. Adjusted1 net income was $327 million, or $4.93 per share for the full-year 2025, compared to $413 million, or $6.11 per share, in the prior year.
•The effective tax rate was 24.3% for the full-year 2025, compared to 17.8% in the prior year. The adjusted1 tax rate was 17.2% for the full-year in both 2025 and 2024.

Business Segment Review

Environmental Solutions
•Net sales of $428 million for the fourth quarter of 2025 was up 14.1% on a pro forma13 basis compared to the fourth quarter of 2024, driven by strong throughput and delivery of Utility and Refuse Collection Vehicles (RCVs).
•Operating profit was $59 million or 13.8% of net sales. Adjusted1 operating profit was $79 million, or 18.5% of net sales, a 90 basis point improvement over the pro forma13 results in the fourth quarter of 2024, reflecting continued margin improvements in Terex Utilities.
•Net sales of $1.7 billion for the full-year 2025 were up 12.7% on a pro forma13 basis compared to 2024.
•Operating profit was $234 million for the full-year 2025, or 13.8% of net sales. Adjusted1 operating profit was $318 million, or 18.8% of net sales for the full-year 2025, a 220 basis point improvement over full-year 2024 pro forma13 results.

Materials Processing
•Net sales of $428 million for the fourth quarter of 2025 was down 2.5% or $11 million year-over-year. Excluding the impact of the divestiture of the European tower and rough terrain crane businesses, MP sales increased by 2.8% in Q4 on a like for like basis compared to 2024.
•Operating profit was $97 million for the fourth quarter of 2025, or 22.7% of net sales, compared to $47 million, or 10.7% of net sales, in the prior year. Adjusted1 operating profit was $59 million, or 13.7% of net sales for the fourth quarter of 2025, compared to $48 million, or 10.9% of net sales, in the prior year. The margin improvement resulted from cost productivity, mix and pricing actions, which more than offset tariff and other inflationary headwinds.
•Net sales of $1.7 billion for the full-year 2025 were down 11.6% or $221 million year-over-year.
•Operating profit was $234 million for the full-year 2025, or 13.9% of net sales, compared to $252 million, or 13.2% of net sales, in the prior year. Adjusted1 operating profit was $206 million, or 12.3% of net sales for the full-year 2025, compared to $258 million, or 13.6% of net sales, in the prior year.

Aerials
•Net sales of $466 million for the fourth quarter of 2025 were up 6.9% or $30 million year-over-year including growth in North America and EMEA.
•Operating profit was $10 million for the fourth quarter of 2025, or 2.1% of net sales, compared to $1 million, or 0.2% of net sales in the prior year. Adjusted1 operating profit was $12 million, or 2.6% of net sales for the fourth quarter of 2025, compared to $2 million, or 0.6% of net sales in the prior year. This was consistent with our expectations as tariff headwinds, including the expanded 232 tariff that was implemented in August, could not be fully mitigated in the period.
•Net sales of $2.1 billion for the full-year 2025 were down 14.5% or $350 million year-over-year.
•Operating profit was $103 million for the full-year 2025, or 5.0% of net sales, compared to $271 million, or 11.2% of net sales, in the prior year. Adjusted1 operating profit was $124 million, or 6.0% of net sales for the full-year 2025, compared to $276 million, or 11.4% of net sales, in the prior year.

Balance Sheet and Liquidity
•Strong full-year free cash flow of $325 million, up from $190 million in the prior year, representing a cash conversion rate of 147%.
•As of December 31, 2025, liquidity (cash and availability under our revolving line of credit) was $1.6 billion.
•During 2025, Terex deployed $118 million in capital expenditures to support future business growth and operational improvements.
•In 2025, Terex returned $98 million to shareholders through dividends and the repurchase of 1.4 million shares of common stock at an average price of $38.74 per share leaving approximately $183 million available for repurchase under our share repurchase programs.

CFO Commentary

Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, said, "I am very pleased that we delivered on all our key 2025 financial expectations, including $325 million of free cash flow reflecting 147% cash conversion. By completing the REV merger, we enter 2026 with even more opportunities to create value for our shareholders.”

2026 Outlook

With strong Q4 bookings and backlog in every segment we expect 2026 sales to grow ~5% on a pro forma13 basis to $7.5 to $8.1 billion. We expect pro forma13 EBITDA to grow by ~$100 million or ~12% YOY to between $930 million and $1 billion, or 12.4% EBITDA margin at the mid-point. The EPS outlook includes the following assumptions/commentary:

•11 months impact of the new Specialty Vehicle segment (former REV)
•~$28 million of realized synergies for 2026, on-target to achieving a $75 million annual run-rate within 2 years
•Excludes the divested MP cranes and Midwest RV business results
•Current tariff rates to stay as-is, 12 month impact in 2026 vs. partial impact in 2025
•Interest of ~$190 million, consistent with pro-forma 2025
•Higher effective tax rate of ~21%
•Dilution of 3% due to the higher number of shares outstanding at 111 million for 2026

This results in an EPS guide for 2026 of $4.50 - $5.00, compared to $4.80 - $5.20 for legacy Terex:

Terex 2026 Outlook[4,5,6,10,11,12]
Net Sales[3]	$7.5B - $8.1B
EBITDA[1]	$930M - $1B
EPS[1,2]	$4.50 - $5.00
FCF Conversion[1]	80% - 90%

Segment Net Sales Outlook[3]
	Prior Year Baseline	2026
Environmental Solutions	$1,691	MSD
Materials Processing[8]	$1,578	HSD
Specialty Vehicles (REV)[9]	$2,179	HSD
Aerials	$2,060	Flat
Figures in millions
MSD = revenue up mid single-digits
HSD = revenue up high single-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Wednesday, February 11, 2026 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Non-GAAP financial measures included within this press release are referred to as “Adjusted” or “non-GAAP.” Refer to the glossary for definitions and/or reconciliations.
2 Share count ~111 million.
3 Legacy sales expected to increase by 4% vs. 2025 excluding the tower and rough terrain cranes divestiture.
4 Outlook assumes that tariffs broadly remain at current rates.
5 Includes REV businesses for the period February 2 - December 31.
6 Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items.
7 Free cash flow and EBITDA are non-GAAP financial measures.
8 2025 comparable MP revenue excludes Cranes divestiture.
9 2025 comparable SV revenue shown on a pro forma basis reflecting February 2 - December 31 2025, excludes Lance & Midwest RV businesses
10 Interest / Other Expense ~$190 million
11 Tax rate ~21%
12 Depreciation & Amortization of ~$110 million excluding amortization pertaining to purchase price accounting
13 Pro forma information presents past performance as if certain events, such as mergers, acquisitions or divestitures, had occurred at an earlier date to illustrate comparable performance.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•we may be unable to successfully integrate acquired or merged businesses, including REV Group, Inc. (“REV”), and we may not realize the anticipated benefits of any merged or acquired business;
•we may be unable to effectively manage our expanded operations following the completion of the recent transaction with REV;
•potential divestitures and any retained liabilities related thereto may negatively impact our business;
•the timing and amount of benefits from our strategic initiatives may not be as expected;
•our industry is highly competitive and subject to pricing pressure, and we may fail to compete effectively;
•we may experience disruptions within our dealer network;
•the imposition of new, postponed or increased international tariffs;
•general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•our outstanding debt and need to comply with covenants contained in our debt agreements;
•we may be unable to generate sufficient cash flow to service our debt obligations and operate our business;
•our access to capital markets and borrowing capacity could be limited;
•we may face cancellations, reductions or delays in customer orders, customer breaches of purchase agreements, backlog reductions or be unable to meet customer delivery schedules;
•currency exchange and translation risk;
•the financial condition of customers and dealers and their continued access to capital;
•exposure from providing credit support for some of our customers and dealers;
•we may experience losses in excess of recorded reserves;
•our common stock may be affected by factors different from those previously, and may decline as a result of the transaction with REV;
•political, economic and other risks that arise from operating a multinational business;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•failure of our equipment to perform as expected;
•a material disruption to one of our significant facilities;
•a failure of a key information technology system or a breach of our information security from increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•product liability claims, litigation and other liabilities;
•compliance with the United States (“U.S.”) Foreign Corrupt Practices Act, the U.K. Bribery Act and similar worldwide anti-corruption laws;
•compliance with environmental, health and safety laws and regulations and failure to meet sustainability requirements or expectations;
•compliance with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global leader in specialized equipment solutions, serving essential sectors such as emergency services, waste and recycling, utilities, and construction. Our diversified portfolio positions us in resilient, high-demand markets with strong long-term growth potential.

We design and manufacture advanced specialty vehicles—including fire, ambulance, and recreational vehicles—alongside waste collection vehicles, materials processing machinery, mobile elevating work platforms, and equipment for the electric utility industry. Through our global dealer, parts and service network and true value-creating digital solutions, we deliver best-in-class lifecycle support, helping customers maximize return on investment.

With a strong manufacturing footprint in the United States and operations across Europe, India, and Asia Pacific, Terex combines global reach with local expertise to capture opportunities worldwide. Our strategy is clear: exceed customer expectations, invest in innovation, leverage our diversified portfolio, and deliver consistent, profitable growth for our shareholders.

For more information, please visit www.terex.com.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2025	2024	2025	2024
Net sales	$1,318	$1,241	$5,421	$5,127
Cost of goods sold	(1,070)	(1,044)	(4,370)	(4,059)
Gross profit	248	197	1,051	1,068
Selling, general and administrative expenses	(111)	(144)	(576)	(542)
Operating Profit	137	53	475	526
Other income (expense)
Interest income	5	4	12	13
Interest expense	(45)	(45)	(177)	(89)
Other income (expense) – net	(14)	(14)	(18)	(42)
Income (loss) before income taxes	83	(2)	292	408
(Provision for) benefit from income taxes	(20)	0	(71)	(73)
Net income (loss)	$63	$(2)	$221	$335
Earnings (loss) per share:
Basic	$0.96	$(0.03)	$3.36	$5.00
Diluted	$0.95	$(0.03)	$3.33	$4.96
Weighted average number of shares outstanding in per share calculation
Basic	65.6	66.7	65.8	67.0
Diluted	66.3	67.3	66.3	67.6

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$772	$388
Other current assets	1,953	1,932
Total current assets	2,725	2,320
Non-current assets
Property, plant and equipment – net	760	714
Other non-current assets	2,654	2,696
Total non-current assets	3,414	3,410
Total assets	$6,139	$5,730

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$6	$4
Other current liabilities	1,181	1,069
Total current liabilities	1,187	1,073
Non-current liabilities
Long-term debt, less current portion	2,578	2,580
Other non-current liabilities	279	245
Total non-current liabilities	2,857	2,825
Total liabilities	4,044	3,898

Total stockholders’ equity	2,095	1,832
Total liabilities and stockholders’ equity	$6,139	$5,730

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended December 31,
	2025	2024
Operating Activities
Net income (loss)	$221	$335
Depreciation and amortization	158	82
Changes in operating assets and liabilities and non-cash charges	61	(91)
Net cash provided by (used in) operating activities	440	326
Investing Activities
Capital expenditures	(118)	(137)
Other investing activities, net	150	(1,990)
Net cash provided by (used in) investing activities	32	(2,127)
Financing Activities
Net cash provided by (used in) financing activities	(123)	1,837
Effect of exchange rate changes on cash and cash equivalents	35	(19)
Net increase (decrease) in cash and cash equivalents	384	17
Cash and cash equivalents at beginning of year	388	371
Cash and cash equivalents at year end	$772	$388

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q4				Year to Date
	2025		2024		2025		2024
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,318		$1,241		$5,421		$5,127
Operating profit	$137	10.4%	$53	4.3%	$475	8.8%	$526	10.3%

ES
Net sales	428		368		1,691		822
Operating profit	59	13.8%	28	7.6%	234	13.8%	82	10.0%

MP
Net sales	$428		$439		$1,681		$1,902
Operating profit	$97	22.7%	$47	10.7%	$234	13.9%	$252	13.2%

Aerials
Net sales	$466		$436		$2,060		$2,410
Operating profit	$10	2.1%	$1	0.2%	$103	5.0%	$271	11.2%

Corp and Other / Eliminations
Net sales	$(4)		$(2)		$(11)		$(7)
Operating (loss)	$(29)	*	$(23)	*	$(96)	*	$(79)	*
* - Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended December 31, 2025, unless otherwise indicated.

2026 Outlook
The Company's 2026 outlook for segment operating margin, earnings per share, EBITDA, free cash flow, and free cash flow conversion are non-GAAP financial measures because they exclude the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2026 GAAP financial results. This forward looking information provides guidance to investors about the Company's 2026 Outlook excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates non-GAAP measures of free cash flow and free cash flow conversion. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets and free cash flow conversion as free cash flow divided by GAAP net income. The Company believes that these measures provide management and investors further useful information on cash generation or use in our primary operations and the efficiency with which the Company converts earnings into cash. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions) and free cash flow conversion:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net cash provided by (used in) operating activities	$440	$326
Capital expenditures, net of proceeds from sale of capital assets	(115)	(136)
Free cash flow (use)	$325	$190

Net income (loss)	$221	$335
Free cash flow conversion	147%	57%

GAAP to Non-GAAP Reconciliation: Q4 2025

	Q4 2025 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Divestitures	Tax	Q4 2025 Non-GAAP
Net Sales	$1,318	—	—	—	—	—	$1,318
Gross Profit	248	1	—	20	—	—	269
% of Sales	18.8%						20.4%
SG&A	(111)	4	2	—	(41)	—	(146)
% of Sales	(8.4)%						(11.1)%
Operating Profit	137	5	2	20	(41)	—	123
Operating Margin	10.4%						9.3%
Net Interest Income (Expense)	(40)	—	—	—	—	—	(40)
Other Income (Expense) - Net	(14)	—	11	—	—	—	(3)
Income (Loss) Before Income Taxes	83	5	13	20	(41)	—	80
(Provision for) Benefit From Income Taxes	(20)	(1)	(3)	(5)	10	13	(6)
Effective Tax Rate	23.6%						8.1%
Net Income (Loss)	$63	4	10	15	(31)	13	$74
Earnings (Loss) per Share	$0.95	0.06	0.15	0.23	(0.47)	0.20	$1.12

GAAP to Non-GAAP Reconciliation: FY 2025

	FY 2025 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Litigation Related	Equity Security Related	Divestitures	Tax	FY 2025 Non-GAAP
Net Sales	$5,421	—	—	—	—	—	—	—	$5,421
Gross Profit	1,051	12	—	81	—	—	—	—	1,144
% of Sales	19.4%								21.1%
SG&A	(576)	16	12	1	10	—	(41)	—	(578)
% of Sales	(10.6)%								(10.7)%
Operating Profit	475	28	12	82	10	—	(41)	—	566
Operating Margin	8.8%								10.4%
Net Interest Income (Expense)	(165)	—	—	—	—	—	—	—	(165)
Other Income (Expense) - Net	(18)	—	14	—	—	(3)	—	—	(7)
Income (Loss) Before Income Taxes	292	28	26	82	10	(3)	(41)	—	394
(Provision for) Benefit From Income Taxes	(71)	(7)	(6)	(19)	(2)	1	10	27	(67)
Effective Tax Rate	24.3%								17.2%
Net Income (Loss)	$221	21	20	63	8	(2)	(31)	27	$327
Earnings (Loss) per Share	$3.33	0.32	0.30	0.96	0.12	(0.04)	(0.47)	0.41	$4.93

GAAP to Non-GAAP Reconciliation: Q4 2024

	Q4 2024 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Tax	Q4 2024 Non-GAAP
Net Sales	$1,241	—	—	—	—	$1,241
Gross Profit	197	1	—	38	—	236
% of Sales	15.9%					19.0%
SG&A	(144)	3	2	—	—	(139)
% of Sales	(11.6)%					(11.2)%
Operating Profit	53	4	2	38	—	97
Operating Margin	4.3%					7.8%
Net Interest Income (Expense)	(41)	—	—	—	—	(41)
Other Income (Expense) - Net	(14)	—	16	—	—	2
Income (Loss) Before Income Taxes	(2)	4	18	38	—	58
(Provision for) Benefit From Income Taxes	—	(1)	(4)	(9)	8	(6)
Effective Tax Rate	1.3%					10.9%
Net Income (Loss)	$(2)	3	14	29	8	$52
Earnings (Loss) per Share	$(0.03)	0.04	0.21	0.43	0.12	$0.77

GAAP to Non-GAAP Reconciliation: FY 2024

	FY 2024 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Equity Security Related	Tax	FY 2024 Non-GAAP
Net Sales	$5,127	—	—	—	—	—	$5,127
Gross Profit	1,068	6	—	38	—	—	1,112
% of Sales	20.8%						21.7%
SG&A	(542)	10	2	—	—	—	(530)
% of Sales	(10.6)%						(10.3)%
Operating Profit	526	16	2	38	—	—	582
Operating Margin	10.3%						11.3%
Net Interest Income (Expense)	(76)	—	—	—	—	—	(76)
Other Income (Expense) - Net	(42)	—	26	—	9	—	(7)
Income (Loss) Before Income Taxes	408	16	28	38	9	—	499
(Provision for) Benefit From Income Taxes	(73)	(4)	(6)	(9)	(2)	8	(86)
Effective Tax Rate	17.8%						17.2%
Net Income (Loss)	$335	12	22	29	7	8	$413
Earnings (Loss) per Share	$4.96	0.17	0.33	0.43	0.10	0.12	$6.11

Segment Operating Profit and Adjusted Operating Profit: Q4 2025 and 2024

	Three Months Ended December 31,
	2025			2024
	ES	MP	Aerials	ES		MP	Aerials
Operating Profit	$59	$97	$10	$28		$47	$1
Restructuring and Other	—	3	2	—		1	1
Purchase Price Accounting	20	—	—	38		—	—
Divestitures	—	(41)	—	—		—	—
Adjusted Operating Profit	79	59	12	66		48	2

Net Sales	428	428	466	375	[1]	439	436
OP Margin %	13.8%	22.7%	2.1%	7.5%	[1]	10.7%	0.2%
Adjusted OP Margin %	18.5%	13.7%	2.6%	17.6%	[1]	10.9%	0.6%

1 Shown on a pro forma13 basis. All other pro forma13 adjustments are insignificant

Segment Operating Profit and Adjusted Operating Profit: FY 2025 and 2024

	Twelve Months Ended December 31,
	2025			2024
	ES	MP	Aerials	ES		MP	Aerials
Operating Profit	$234	$234	$103	$211	[1]	$252	$271
Restructuring and Other	1	13	11	—		6	5
Deal Related	1	—	—	—		—	—
Purchase Price Accounting	82	—	—	38		—	—
Litigation Related	—	—	10	—		—	—
Divestitures	—	(41)	—	—		—	—
Adjusted Operating Profit	318	206	124	249		258	276

Net Sales	1,691	1,681	2,060	1,500	[1]	1,902	2,410
OP Margin %	13.8%	13.9%	5.0%	14.1%	[1]	13.2%	11.2%
Adjusted OP Margin %	18.8%	12.3%	6.0%	16.6%	[1]	13.6%	11.4%

1 Shown on a pro forma13 basis